EX-99.P CODE ETH 17 ex99_p-iiijune2016aspectglob.htm ASPECT CAPITAL CODE OF ETHICS

IV. CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING

Definitions:

For the purposes of the Code of Ethics and Policy Statement on Insider Trading, the terms below shall have the following meanings:

Access Person means any employee who either (i) has access to non-public information regarding any Client's purchase or sale of securities; or (ii) who is involved in making securities recommendations to Clients or who has access to such recommendations that are non-public. For the avoidance of doubt, all officers, directors, and employees of Aspect are Access Persons.

Advisers Act means the United States Investment Advisers Act of 1940, as amended.

Aspect means Aspect Capital Limited and all of its wholly owned subsidiary companies.

Aspect Funds means the Aspect Diversified Fund (plus its feeder funds, Aspect US Institutional Fund Limited and Aspect US Fund LLC), Aspect Institutional Diversified Master Fund (plus its feeder fund, Aspect Institutional Diversified Fund), Aspect UCITS Funds Plc, and any other Aspect-sponsored collective investment vehicle for which Aspect acts as investment manager.

Beneficial Ownership has the meaning given to it in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. An employee will be deemed to have Beneficial Ownership over any Covered Security (i) title to which can vest or re-vest to that employee; (ii) held in another's name, if by reason of any contract, understanding, relationship, agreement, or other arrangement, the employee obtains benefits substantially equivalent to those of ownership; (iii) owned by a trust of which the employee or any member of the employee’s Immediate Family is named, individually or as a class, as beneficiaries and have a present beneficial interest; or (iv) owned by Immediate Family members of the employee who share the employee's house.

Board means the board of directors of Aspect.

Client means any person, company, partnership, or other entity who is accepted as a client of Aspect and who has signed an Investment Management Agreement (or such other appropriate documentation) appointing Aspect as investment manager over their assets, including for the avoidance of doubt Aspect Funds.

Covered Security means a Security except (i) direct obligations of the US Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by open-end investment companies registered under the Investment Company Act, 1940 other than Reportable Funds; and (iv) any other security that is expressly excluded from the meaning of Rule 204A-1(e)(10) under the Advisers Act and Rule 17j-1(a)(4) under the Investment Company Act, 1940 pursuant to guidance (including no- action letters) issued by the SEC or its staff.

Immediate Family means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships.

Initial Public Offering means an offering of securities registered under the United States Securities Act of 1933, as amended, the issuer of which, immediately prior to registration, was not subject to the reporting requirements under Sections 13 or 15(d) of the United States Securities Exchange Act of 1934.

Investment Company Act means the United States Investment Company Act of 1940, as amended.

Limited Offering means an offering of securities that is exempt from registration under the United States Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) thereunder, or pursuant to Rule 504, Rule 505, or Rule 506 of Regulation D promulgated under that Act.

Reportable Fund means any fund described in Rule 204A-1(e)(9) under the Advisers Act; i.e., a fund or managed account for which Aspect serves as the investment adviser.

Securities Act means the United States Securities Act of 1933, as amended.

Security means a security as defined in Section 202(a)(18) of the Advisers Act and as defined in Section 2(a)(36) of the Investment Company Act, namely any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a US national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

As a registered Investment Adviser with the United States Securities and Exchange Commission (“SEC”) and as an

Investment Adviser to a registered investment company, Aspect Capital Limited ("Aspect", the "Firm") has an obligation to comply with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. Aspect has adopted this Code of Ethics to comply with the requirements with these rules.

The purpose of the Code of Ethics is to set forth the guidelines and procedures that Aspect has implemented to ensure ethical behaviour amongst its employees and to ensure that no material conflict of interest arises between Aspect's employees and its Clients, Aspect and its Clients, and also between two or more Clients. Aspect is required to provide this Code of Ethics to its employees and employees are required to read, understand, and observe these procedures as a material term of their employment contract. Compliance with these and other rules is essential to Aspect's business and, accordingly, any failure to observe the Code of Ethics may lead to disciplinary action, including termination of employment.

All capitalised terms used but not otherwise defined in the text of the Code of Ethics are defined in the Glossary.

STANDARDS OF BUSINESS CONDUCT

The interests of the Clients and investors in Aspect Funds are paramount and come before the interests of any employee of Aspect. Employees shall only use their positions within Aspect (and any investment opportunities they learn of because of their positions with Aspect), in a manner consistent with their fiduciary duties for the benefit of Clients and investors in the Aspect Funds. Personal investing activities of all employees of Aspect should be conducted in a manner to avoid all actual and potential conflicts of interest with Aspect's Clients and investors in the Aspect Funds. Access Persons of Aspect must comply with all applicable laws. The Firm’s procedures to meet these requirements are set out in various sections of the Global Compliance Manual (the “Compliance Manual”), particularly Sections K, N, O, P, Q, R and S. Together, these sections and the Code of Ethics form the “Code”.

Any violations of this Code should be immediately reported to the Compliance Officer.

Aspect strictly prohibits retaliation against any employee for reporting any violation of the Code and will not tolerate any attempt to victimise anyone who reports such violation(s). Please refer to the Whistle Blowing Procedures in Section AA.

In compliance with Aspect's obligations under US law, each Aspect employee is required to comply with all applicable US federal securities laws. To this end, no Aspect employee, in connection with a purchase or sale, directly or indirectly, of a security held or to be acquired by any Client will:

  employ any device, scheme, or artifice to defraud any Client;
  make any untrue statement of material fact to any Client or omit a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;
  engage in any act, practice, or course of business that operate or would operate as a fraud or deceit on any Client; or
  engage in any manipulative practice with respect to any Client.

CONSEQUENCES FOR VIOLATING THIS CODE

Aspect takes violation of the Code very seriously. All breaches of this Code are reported to the Board. Any violation of this Code may result in disciplinary action and, when appropriate, termination of employment and/or referral to appropriate governmental, regulatory, or other authorities (including potential civil and criminal proceedings).

EMPLOYEES COVERED BY THE CODE

Aspect considers all of its employees to be Access Persons and as such subject to this Code and responsible for complying with its provisions.

SECURITIES SUBJECT TO THE CODE

All personal trading accounts and transactions pertaining to Covered Securities are subject to the Code. In practice, this means that all instruments that are covered by the PA dealing policy are subject to the Code.

ACCOUNTS SUBJECT TO THE CODE

All personal trading accounts and transactions in which an Aspect employee has Beneficial Ownership are subject to the Code. In practice, this means that all accounts that are covered by the PA dealing policy are subject to the Code.

If you are unclear whether a particular account or transaction or pecuniary interest in any security is subject to the Code, you should seek the guidance of the Compliance Officer or the Compliance Department.

INITIAL PUBLIC OFFERINGS & LIMITED OFFERINGS

Employees are prohibited from acquiring any direct or indirect beneficial ownership in any Covered Securities in an Initial Public Offering or in a Limited Offering without obtaining prior approval. Employees are advised to consult with the Compliance Department before considering acquiring any securities that are issued as part of a fresh issuance, as distinct from acquiring securities as part of ordinary trading on the secondary market. Approval requests should be submitted to the Compliance Department in accordance with the PA Dealing Policy in Section N of the Global Compliance Manual.

PROHIBITED TRANSACTIONS

Certain transactions described below have been determined to be a violation of the Code and as such are prohibited.

Trading on Material Non-Public Information

Employees cannot trade securities for any account subject to the Code or for the accounts of Clients while in possession of material non-public information, or communicate material non-public information in breach of their fiduciary duties. Please refer to Aspect’s Global Compliance Manual - Section O, Insider Dealing.

Trading Ahead of a Client

Employees cannot front-run any trade for any of Aspect’s investment programmes (each, a “Programme”). Front- running refers to knowingly trading before a contemplated transaction for a Programme, whether or not the employee’s trade and the Programme's trade take place in the same market. Thus, an employee may not:

  purchase a Covered Security if he or she intends, or knows of Aspect's intention, to purchase that Covered Security or a related Covered Security on behalf of the Programme; or
  sell a Covered Security if he or she intends, or knows of Aspect's intention, to sell that Covered Security or a related Covered Security on behalf of the Programme.

COMPLIANCE MONITORING

The Compliance Department monitor all personal trading activity pursuant to the procedures established under this and Aspect’s PA Dealing Policy in Section N of the Global Compliance Manual.

Initial Holdings Report

Within 10 days of the commencement of employment at Aspect, all employees must complete and return to the Compliance Department their SEC Initial Report of Securities Holdings.

The information provided must be current as of a date not more than 45 days prior to commencement of employment must include the following:

(i) the account title, financial instrument name, and any applicable exchange ticker symbol or CUSIP number, the number of shares (or other applicable unit), and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership when they became an employee;

(ii) the name of any broker, bank, or dealing platform with whom the employee maintains an account in which any Covered Securities are held for the direct or indirect benefit of the employee as of the date the person became an employee; and

(iii) the date the report is submitted by the employee.

Annual Holdings Report

On an annual basis all employees of Aspect must complete and return to the Compliance Department their Annual Report of Personal Security Holdings, which forms part of the annual compliance attestation pack. The Compliance Department will advise all employees when this is due and all employees are required to return their forms in the time window given.

The information provided must be current as of a date not more than 45 days prior to the date the report is submitted and must include the following:

(i) the account title, financial instrument name, and any applicable exchange ticker symbol or CUSIP number, the number of shares (or other applicable unit), and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership;

(ii) the name of any broker, bank, or dealing platform with whom the employee maintains an account in which any Covered Securities are held for the direct or indirect benefit of the employee; and

(iii) the date the report is submitted by the employee.

Personal Account Dealing

In accordance with Aspect’s Personal Account Dealing Policy, all personal account dealing requires pre-approval from Compliance with all employees then required to provide their trade confirmations within 30 days of the trade date. If trade confirmations are not provided within this period, employees will be in breach of the Personal Account Dealing Policy. All breaches of the PA Dealing Policy are reported to the Aspect’s Board of Directors. Employees that are unable to provide their trade confirmations should contact the Compliance Department to discuss the provision of a quarterly transaction report. This will be reviewed on a case-by-case basis.

Service as a Director

Employees may not serve as a director, trustee, or in a similar capacity for any public or private company (excluding not-for-profit companies, charitable groups, and similar organisations) unless he or she receives approval from Aspect’s Board and it is determined that such service is consistent with the interests of the Clients of Aspect. Employees must notify the Compliance and Legal Departments in writing of any interest in serving as a director, which includes the justification for such directorship. The Compliance Department will review this request with the Head of Organisational Development (“OD”). The Head of OD may also discuss this with relevant members of the Aspect Board. If the relevant Board member provides approval, OD and Compliance will update their records to include the details of the directorship.

Gift & Entertainment Policy

Please refer to Aspect’s Global Compliance Manual - Section S, Aspect Procedures.

Recordkeeping Requirements

Please refer to Aspect’s Global Compliance Manual - Section M.

Administering the Code

Distribution and Acknowledgment of the Code

The Compliance Department will provide each employee with a copy of the Code and with a copy of all subsequent versions of the Code. All employees at Aspect are expected to read and familiarise themselves with the Code at least annually and to provide the Compliance Department with confirmation to that effect (see Appendix VII). If an employee is in any doubt about the application of a particular rule or a procedure set out in this Code, they should speak to the Compliance Department immediately.

Reviewing the Code

The Compliance Department is responsible for reviewing the Code and ensuring that the Code is up to date. Compliance is also responsible for monitoring the administration of the Code and all reports submitted by employees.

Policy Statement on Insider Trading

Aspect forbids any employee (either in their personal capacity or on behalf of Clients) from trading, using material non-public information (“MNPI”), or communicating MNPI to others in violation of the law. Please refer to Aspect’s Global Compliance Manual - Section O, Insider Dealing.

Any questions regarding the Policy Statement on Insider Trading should be referred to the Compliance Department.

Restricting Access to Other Sensitive Information

All employees are reminded of the need to be careful with the disclosure of sensitive information that they may obtain or have access to as a result of their employment or association with Aspect. Further information is set out in the IT, IP, and Confidential Information Policy available on Confluence and in employees’ employment contracts.